Exhibit 99.3
RANGER ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On November 7, 2025 (the “Acquisition Date”), Ranger Energy Services, Inc. (the “Company” or “Ranger”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with American Well Holdings, LLC to acquire 100% of the ownership interests of American Well Intermediate Holdings, LLC, the sole owner of 100% of the ownership interests of American Well Services, LLC (collectively with AWS Intermediate, “AWS” and the acquisition, the “AWS Acquisition”), which operates a fleet of high specification rigs and complementary supporting equipment primarily within the Permian Basin. The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and statement of operations based upon the consolidated historical financial statements of Ranger and its subsidiaries and AWS after giving effect to the business combination between Ranger and AWS.
The underlying historical financial information has been derived from the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2025 and the audited consolidated financial statements for the year ended December 31, 2024 of Ranger and AWS.
Information in the unaudited pro forma condensed combined financial statements is presented as follows:
•The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 includes adjustments for the acquisition of AWS as if the AWS Acquisition had been completed as of January 1, 2024.
•The unaudited pro forma condensed combined balance sheet as of September 30, 2025 includes adjustments for the acquisition of AWS, as if the AWS Acquisition had been completed on September 30, 2025.
The historical condensed financial information has been adjusted to give effect to adjustments that are necessary to account for the acquisition. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.
The unaudited condensed pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The AWS Acquisition was accounted for using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Accordingly, the preliminary purchase price as it relates to AWS was allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimates of fair value. The determination of the final fair values is dependent upon valuations as of the Acquisition Date and the final adjustments to the purchase price, which when they occur may result in an adjustment to the value of the acquired assets reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with:
•Unaudited interim condensed consolidated financial statements of Ranger as of and for the nine months ended September 30, 2025 contained in the Form 10-Q filed on November 10, 2025.
•Audited consolidated financial statements of Ranger as of and for the year ended December 31, 2024, contained in the Form 10-K filed on March 4, 2025.
•Audited consolidated financial statements of AWS as of and for the year ended December 31, 2024 contained in the Current Report on Form 8-K/A filed on January 20, 2026.
•Unaudited interim condensed consolidated financial statements of AWS as of and for the nine months ended September 30, 2025 contained in the Current Report on Form 8-K/A filed on January 20, 2026.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the AWS Acquisition been consummated on the dates or for the periods presented. The unaudited pro forma condensed combined financial statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated.

Exhibit 99.3
RANGER ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2025
(in millions)

	Ranger (Historical)	AWS (Historical)	Adjustments		Total Pro Forma Combined
Assets
Cash and cash equivalents	$45.2	$17.7	$(50.3)	(b)	$12.6
Accounts receivable, net	74.1	29.4	(3.7)	(c)	99.8
Contract assets	15.7	1.2	(1.2)	(c)	15.7
Other receivables	—	1.1	(1.1)	(a)	—
Inventory	4.0	—	0.2	(a)	4.2
Prepaid expenses and other current assets	7.8	5.2	(5.1)	(a)	7.9
Assets held for sale	0.4	—	—		0.4
Total current assets	147.2	54.6	(61.2)		140.6

Property and equipment, net	214.9	41.1	29.5	(d)	285.5
Intangible assets, net	5.0	—	—		5.0
Operating leases, right-of-use assets	4.9	5.7	1.2	(e)	11.8
Finance lease right-of-use assets, net	—	3.4	(0.4)	(a)	3.0
Goodwill, net	—	10.9	(8.7)	(f)	2.2
Other assets	0.8	—	—		0.8
Total assets	372.8	115.7	(39.6)		448.9

Liabilities and Stockholders' Equity
Accounts payable	24.3	8.6	(0.8)	(a)	32.1
Related-party accounts payable	—	1.4	(1.4)	(g)	—
Accrued expenses	25.5	3.3	0.7	(a)	29.5
Other financing liability, current portion	0.7	—	—		0.7
Short-term lease liability	8.5	3.1	—	(e)	11.6
Notes payable, current portion	—	2.8	(2.8)	(g)	—
Revolving line of credit	—	—	22.0	(b)	22.0
Other current liabilities	0.7	—	4.3	(a)	5.0
Total current liabilities	59.7	19.2	22.0		100.9

Long-term lease liability	11.4	6.4	1.0	(e)	18.8
Other financing liability	9.8	—	—		9.8
Deferred tax liability	21.8	—	—		21.8
Notes payable, less current portion	—	12.6	(12.6)	(g)	—
Other long-term liabilities	0.1	—	—		0.1
Total liabilities	102.8	38.2	10.4		151.4

Commitments and contingencies

Controlling stockholders' equity	270.0	77.5	(50.0)	(h)	297.5
Total stockholders' equity	270.0	77.5	(50.0)		297.5
Total liabilities and stockholders' equity	$372.8	$115.7	$(39.6)		$448.9
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Exhibit 99.3
RANGER ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025
(in millions, except share and per share amounts)

	Ranger (Historical)	AWS (Historical)	Adjustments		Total Pro Forma Combined

Revenues	$404.7	$144.7			$549.4

Operating expenses
Cost of services	339.5	114.5	(10.1)	(a)/(d)/(e)	443.9
General and administrative	20.7	8.5	(3.6)	(b)	25.6
Depreciation and amortization	32.5	—	12.0	(a)	44.5
Impairment of assets	0.4	—	—		0.4
Gain on sale of assets	(0.6)	(1.4)	—		(2.0)
Total operating expenses	392.5	121.6	(1.7)		512.4

Operating income	12.2	23.1	1.7		37.0

Other income and expenses
Interest expense, net	1.0	0.9	—	(c)	1.9
Other income, net	(1.9)	—	—		(1.9)
Total other expenses	(0.9)	0.9	—		—

Income before income tax expense	13.1	22.2	1.7		37.0
Income tax expense	4.0	0.1	5.4	(f)	9.5
Net income	$9.1	$22.1	$(3.7)		$27.5

Net income per share
Basic	$0.41				$1.14
Diluted	$0.40				$1.12
Weighted Average Shares Outstanding
Basic	22,208,218		1,998,401		24,206,619
Diluted	22,520,080		1,998,401		24,518,481
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Exhibit 99.3
RANGER ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in millions, except share and per share amounts)

	Ranger (Historical)	AWS (Historical)	Adjustments		Total Pro Forma Combined

Revenues	$571.1	$169.4			$740.5

Operating expenses
Cost of services	472.8	143.8	(13.9)	(a)/(d)/(e)	602.7
General and administrative	27.8	11.0	(5.4)	(b)	33.4
Depreciation and amortization	44.1	—	16.9	(a)	61.0
Gain on sale of assets	(2.2)	(0.9)	—		(3.1)
Total operating expenses	542.5	153.9	(2.4)		694.0

Operating income	28.6	15.5	2.4		46.5

Other income and expenses
Interest expense, net	2.6	2.6	(0.8)	(c)	4.4
Other income, net	—	(0.9)	—		(0.9)
Total other expenses	2.6	1.7	(0.8)		3.5

Income before income tax expense	26.0	13.8	3.2		43.0
Income tax expense	7.6	0.1	3.6	(f)	11.3
Net income	$18.4	$13.7	$(0.4)		$31.7

Net income per share
Basic	$0.82				$1.29
Diluted	$0.81				$1.28
Weighted Average Shares Outstanding
Basic	22,518,726		1,998,401		24,517,127
Diluted	22,852,632		1,998,401		24,851,033
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Exhibit 99.3
Note 1 — Description of Transaction
On November 7, 2025 (the “Acquisition Date”), Ranger Energy Services, Inc. (the “Company” or “Ranger”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with American Well Holdings, LLC to acquire 100% of the ownership interests of American Well Intermediate Holdings, LLC, the sole owner of 100% of the ownership interests of American Well Services, LLC (collectively with AWS Intermediate, “AWS” and the acquisition, the “AWS Acquisition”), which operates a fleet of high specification rigs and complementary supporting equipment primarily within the Permian Basin.
The total estimated fair value of consideration transferred in the AWS Acquisition was of $92.7 million, consisting of $60.9 million in cash paid at closing, net of a $0.9 million working capital adjustment, 1,998,401 shares of Class A Common Stock issued to the seller, and a $4.3 million contingent consideration measured at fair value.
At closing, the Company paid $61.8 million in gross cash, which was subject to a working capital adjustment, resulting in net cash paid of $60.9 million. Pursuant to the Purchase Agreement, AWS is eligible to receive up to $5.0 million in contingent earnout payment based on the AWS business achieving $36 million of Adjusted EBITDA during the twelve months following the Acquisition Date. We define Adjusted EBITDA as net income or loss before net interest expense, income tax expense, depreciation and amortization, equity-based compensation, gain or loss on sale of assets, acquisition related costs, severance and reorganization costs, significant and unusual legal fees and settlements, impairment of assets, employee retention credit, inventory adjustment, and certain other cash and non-cash items that we do not view as indicative of our ongoing performance. The cash portion of the consideration was funded through borrowings under the Company’s Wells Fargo Revolving Credit Facility and available cash on hand.
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared to give effect to the AWS Acquisition. The unaudited pro forma condensed combined financial information has been derived from historical financial statements of Ranger and AWS.
Ranger’s consolidated financial information has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”). AWS’s consolidated financial information has been prepared in accordance with GAAP.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The AWS Acquisition was accounted for as using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Management utilized their best estimates and assumptions to assign preliminary fair value to the assets acquired and liabilities assumed at the Acquisition Date. The determination of the final fair values and purchase price allocation is based on preliminary estimates and subject to final adjustments. Such adjustments could be material.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been prepared assuming that AWS acquisition was consummated at that date.
Information in the unaudited pro forma condensed combined financial statements is presented as follows:
•The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 includes adjustments for the acquisition of AWS as if the AWS Acquisition had been completed as of January 1, 2024.
•The unaudited pro forma condensed combined balance sheet as of September 30, 2025 includes adjustments for the acquisition of AWS, as if the AWS Acquisition had been completed on September 30, 2025.
The historical condensed financial information has been adjusted to give effect to transaction accounting adjustments that are necessary to account for the acquisition. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of Ranger. All material adjustments required to reflect the AWS Acquisition are set forth in the column labeled “Adjustments.”
The unaudited pro forma condensed combined financial statements have been prepared on the assumption that AWS will be treated as a corporation for federal income tax purposes. The Company does not initially expect to recognize any income tax effects as a result of the acquisition.

Exhibit 99.3
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future results of operations or financial position.
Note 3 — Preliminary Purchase Price Allocation and Consideration Transferred
On November 7, 2025, Ranger acquired AWS and its net assets for a total estimated consideration transferred of $92.7 million, consisting of $60.9 million in cash paid at closing, net of a $0.9 million working capital adjustment, 1,998,401 shares of Class A Common Stock issued to the seller, and a $4.3 million contingent consideration measured at fair value.
At closing, the Company paid $61.8 million in gross cash, which was subject to a working capital adjustment, resulting in net cash paid of $60.9 million. Pursuant to the Purchase Agreement, AWS is eligible to receive up to $5.0 million in contingent earnout payment based on the AWS business achieving $36 million of Adjusted EBITDA during the twelve months following the Acquisition Date.
The following table shows the total estimated fair value of consideration transferred and the preliminary allocation of the purchase price for AWS to the acquired identifiable assets and assumed liabilities at the preliminary fair value on the Acquisition Date. The preliminary purchase price was based on the net assets acquired on September 30, 2025 in accordance with ASC Topic 805, Business Combinations as follows, in millions:

Cash	$6.3
Accounts receivable	25.7
Inventory	0.2
Prepaid and other current assets	0.1
Property and equipment	70.6
Operating leases, right-of-use asset	6.9
Finance lease right-of-use assets, net	3.0
Goodwill	2.2
Total assets acquired	115.0

Accounts payable	7.8
Accrued expenses	4.0
Short-term lease liability	3.1
Long-term lease liability	7.4
Total liabilities assumed	22.3
Total estimated purchase consideration transferred:
Cash	61.8
Net working capital adjustment	(0.9)
Equity issued	27.5
Contingent consideration	4.3
Total estimated fair value of consideration transferred	$92.7
Net working capital represents the difference between specified current assets and current liabilities, as defined in the Purchase Agreement, measured as of the Acquisition Date. The preliminary net working capital adjustment reflected in the unaudited pro forma condensed combined financial statements is based on estimated balances as of September 30, 2025 and is subject to final settlement in accordance with the terms of the Purchase Agreement.
Equity issued represents the 1,998,401 shares of Class A Common Stock issued pursuant to the acquisition, valued at the Company’s stock price on the Acquisition Date of $13.75.
Contingent consideration represents the fair value of the earnout payable to the sellers based on the achievement of defined post-closing performance targets. The contingent consideration was measured at fair value as of the Acquisition Date and

Exhibit 99.3
classified as a Level 3 liability due to the use of unobservable inputs. The estimated fair value of $4.3 million was determined using a probability-weighted scenario analysis, which incorporates management’s estimates of the likelihood of achieving the applicable performance targets, discounted at the Company’s cost of debt as of the Acquisition Date. The contingent consideration is recorded as a liability in the unaudited pro forma combined balance sheet in accordance with ASC 805, Business Combinations. Subsequent changes in the fair value of the contingent consideration, if any, will be recognized in the period in which such change occurs.
Goodwill represents the excess of the estimated consideration transferred over the preliminary estimated fair value of the identifiable assets acquired and liabilities assumed. Based on management’s preliminary purchase price allocation, the Company recorded goodwill of approximately $2.2 million, which primarily reflects expected synergies from combining the operations of AWS with the Company’s existing business.
Note 4 — Unaudited pro forma condensed combined balance sheet adjustments and assumptions as of September 30, 2025
a.Reflects adjustments to record the preliminary estimated fair value of the identifiable assets acquired and liabilities assumed pursuant to the Purchase Agreement.
b.Reflects the payment of $61.8 million in gross cash, which was subject to a $0.9 million working capital adjustment, resulting in net cash paid of $60.9 million, funded through $22 million in borrowings under the Company’s Wells Fargo Revolving Credit Facility and $38.9 million available cash on hand, as described in Note 3. The adjustment also reflects $6.3 million of cash acquired, representing the portion of AWS’s $17.7 million of cash on hand that transferred at closing, with the remainder retained by AWS.
c.Adjustment of accounts receivable and contract assets to reflect the application of the Company’s current expected credit loss methodology under ASC 326, Financial Instruments — Credit Losses to the acquired balances.
d.Reflects an adjustment to increase property and equipment, net to reflect the preliminary estimated fair value of AWS’s property and equipment. These assets were valued as of the Acquisition Date by a third party using a combination of the cost approach and market approach.
e.Reflects the remeasurement of acquired right of use (“ROU”) leases at the present value of future lease payments using the Company’s incremental borrowing rates at the Acquisition Date.
f.Recognition of goodwill resulting from the excess of the estimated consideration transferred over the preliminary estimated fair value of identifiable net assets acquired, as described in Note 3.
g.Reflects the exclusion of indebtedness of AWS that was not assumed in the transaction and was settled by the seller prior to, or contemporaneously with, the closing of the acquisition.
h.Reflects the elimination of AWS’s historical stockholders’ equity as of September 30, 2025 in connection with the AWS Acquisition, and the issuance of 1,998,401 shares of the Company’s Class A common stock at $0.01 par value.
Note 5 — Unaudited pro forma condensed combined statements of operations adjustments and assumptions for the
Nine Months Ended September 30, 2025
a.Reflects the elimination of AWS historical depreciation and amortization expense of $10.3 million and the recognition of depreciation and amortization expense of $12.0 million based on the preliminary estimated fair value of the acquired property and equipment and lease right-of-use assets. Depreciation is calculated using useful lives consistent with the Company’s existing accounting policies.
b.Reflects the elimination of management fees of $3.6 million incurred by AWS and paid to its former parent company under management service arrangements that were terminated upon completion of the acquisition and are not expected to have a continuing impact following the transaction.
c.Reflects (i) the elimination of approximately $1.0 million of interest expense associated with AWS historical debt obligations that were not assumed by the Company in the AWS Acquisition, and (ii) the recognition of incremental interest expense of $1.0 million related to borrowings under the Company’s Wells Fargo Revolving Credit Facility used to fund a portion of the cash consideration for the AWS Acquisition. The pro forma interest expense on the revolving credit facility borrowings was calculated using the applicable interest rate in effect as of the Acquisition

Exhibit 99.3
Date, applied to the assumed outstanding borrowings. A hypothetical 0.25% increase or decrease in the weighted average interest rate would increase or decrease interest expense by less than $0.1 million per year.
d.Reflects the adjustment to lease expense of net $0.1 million resulting from the remeasurement of acquired operating lease right-of-use assets and lease liabilities using the Company’s incremental borrowing rates at the Acquisition Date. The Wells Fargo Revolving Credit Facility bears interest at a rate per annum ranging from 1.75% to 2.25% in excess of SOFR and 0.75% to 1.25% in excess of the Base Rate, dependent on the average excess availability. The interest rate for the loan was approximately 6.1% at the Acquisition Date. Total lease expense was recalculated based on the updated discount rates and is reflected within cost of sales, consistent with the Company’s accounting policies.
e.Reflects a $0.1 million adjustment to record expected credit losses on acquired balances as of the Acquisition Date. This adjustment is recorded as a one-time expense and is intended to present the combined company as if the acquisition had occurred at the beginning of the period. This adjustment is non-recurring and does not reflect expected future CECL expense, which will continue to be evaluated and recorded on a quarterly basis in accordance with the Company’s accounting policies.
f.Reflects the tax effect of the transaction accounting adjustments, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 26%.
Note 6 — Unaudited pro forma condensed combined statements of operations adjustments and assumptions for the
Year Ended December 31, 2024
a.Reflects the elimination of AWS historical depreciation and amortization expense of $14.0 million and the recognition of depreciation and amortization expense of $16.9 million based on the preliminary estimated fair value of the acquired property and equipment and lease right-of-use assets, depreciated using useful lives consistent with the Company’s accounting policies.
b.Reflects the elimination of management fees of $5.4 million incurred by AWS and paid to its former parent company under management service arrangements that were terminated upon completion of the acquisition and are not expected to have a continuing impact following the transaction.
c.Reflects (i) the elimination of approximately $2.1 million of interest expense associated with AWS historical debt obligations that were not assumed by the Company in the AWS Acquisition, and (ii) the recognition of incremental interest expense of $1.3 million related to borrowings under the Company’s Wells Fargo Revolving Credit Facility used to fund a portion of the cash consideration for the AWS Acquisition. The pro forma interest expense on the revolving credit facility borrowings was calculated using the applicable interest rate in effect as of the Acquisition Date, applied to the assumed outstanding borrowings. A hypothetical 0.25% increase or decrease in the weighted average interest rate would increase or decrease interest expense by less than $0.1 million per year.
d.Reflects the adjustment to lease expense of less than $0.1 million resulting from the remeasurement of acquired operating lease right-of-use assets and lease liabilities using the Company’s incremental borrowing rates at the Acquisition Date. The Wells Fargo Revolving Credit Facility bears interest at a rate per annum ranging from 1.75% to 2.25% in excess of SOFR and 0.75% to 1.25% in excess of the Base Rate, dependent on the average excess availability. The interest rate for the loan was approximately 6.1% at the Acquisition Date. Total lease expense was recalculated based on the updated discount rates and is reflected within general and administrative expenses, consistent with the Company’s accounting policies.
e.Reflects a $0.1 million adjustment to record expected credit losses on acquired balances as of the Acquisition Date. This adjustment is recorded as a one-time expense and is intended to present the combined company as if the acquisition had occurred at the beginning of the period. This adjustment is non-recurring and does not reflect expected future CECL expense, which will continue to be evaluated and recorded on a quarterly basis in accordance with the Company’s accounting policies.
f.Reflects the tax effect of the transaction accounting adjustments, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 26%.